Exhibit 10.3

AMENDMENTS TO THE
FIRST MIDWEST BANCORP, INC.
1989 OMNIBUS STOCK AND INCENTIVE PLAN, AS AMENDED

The First Midwest Bancorp, Inc. 1989 Omnibus Stock and Incentive Plan is hereby further amended as follows:

  Section 2.1(h) is amended to read:

"Employee" means a regular salaried employee (including officers and directors who are also employees) of the Company or its Subsidiaries, or any branch or division thereof. A regular salaried employee who, with the approval of the Board of Directors or the Committee enters into a Continuing Participant Agreement with the Company or its Subsidiaries effective upon such person ceasing to be a regular salaried employee, shall continue to be an Employee for purposes of the 1989 Omnibus Stock and Incentive Plan ("Plan") and shall not be deemed to incur a termination of employment during the term of such Continuing Participant Agreement.
  Sections 7.8 and 7.9 are amended to read:

7.8 Termination of Employment Due to Death, Disability, or Retirement. In the event the employment of a Participant is terminated by reason of death, Disability, or Retirement, any outstanding Options then exercisable may be exercised at any time prior to the expiration date of the Options or within three (3) years after such date of termination of employment, whichever period is the shorter. For purposes of the preceding sentence, in the event such termination is due to death or Disability, then any outstanding Options shall vest 100% and be deemed exercisable in full as of such termination. However, in the case of Incentive Stock Options, the favorable tax treatment prescribed under Section 422A of the Code shall not be available if such options are not exercised within three (3) months after date of termination, or twelve (12) months in the case of Disability, provided such Disability constitutes total and permanent disability as defined in Section 22(c)(3) of the Code. If an Incentive Stock Option is not exercised within three (3) months of termination due to Retirement, it shall be treated as a Nonstatutory (Nonqualified) Stock Option for the remainder of its allowable exercise period.

7.9 Termination of Employment Other Than Due to Death, Disability, or Retirement. If the employment of the Participant shall terminate for any reason other than death, Disability, Retirement, or involuntarily for Cause, the rights under any than outstanding Option granted pursuant to the Plan shall terminate upon the expiration date of the Option or one month after such date of termination of employment, whichever first occurs; provided, however, that in the event such termination of employment occurs after a Change-in-Control (as defined in Section 13.2 of the Plan), the rights under any then outstanding Option granted pursuant to the Plan shall terminate upon the expiration date of the Option or three years after such date of termination of employment, whichever first occurs. Where termination of employment is involuntarily for Cause, rights under all Options shall terminate immediately upon termination of employment.

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The foregoing Amendments to the 1989 Omnibus Stock and Incentive Plan, As Amended, were duly adopted and approved by the Board of Directors of the Company on May 17, 2000 and June 21, 2000, and shall be effective as of June 21, 2000.

/s/ BARBARA E. BRIICK

_________________________________________

Barbara E. Briick

Secretary of the Company

(Seal)